Exhibit 99.1
CONSENT OF PERSON NAMED TO BECOME A DIRECTOR
     Pursuant to Rule 438 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Opnext, Inc. in Amendment No. 3 to the registration statement on Form S-1 of Opnext, Inc. and any amendments thereto.

Signature	/s/ John F. Otto, Jr.
Name:	John F. Otto, Jr.
Dated:	February 9, 2007